Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-269266, 333-228690, 333-166754, 333-143548, 333-125625, 333-51708, 333-276126, and 333-284414 on Form S-8 and Registration Statement No. 333-280839 on Form S-1 of our reports dated November 10, 2025, relating to the consolidated financial statements of Comtech Telecommunications Corp., and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
November 10, 2025